Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 27, 2017, with respect to the statement of assets and liabilities, including the schedule of investments, of the Vaulted Gold Bullion Trust as of October 31, 2016, and the related statements of operations and changes in net assets for the period from August 5, 2016 (commencement of operations) through October 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

/s/ KPMG LLP

New York, New York
 May 8, 2017